Exhibit 99.1

DANAHER ANNOUNCES RECORD THIRD QUARTER RESULTS

WASHINGTON, D.C., October 18, 2007 — Danaher Corporation (NYSE:DHR) announced today that net earnings from continuing operations for the quarter ended September 28, 2007 were $335 million, or $1.03 per diluted share, an increase of 26% compared with $264 million or $0.82 per share for the third quarter of 2006. The Company’s tax rate for the quarter was 23.6% which benefited from a more favorable mix of US and non-US earnings as well as certain discrete tax benefits within the quarter. The positive impact of this lower tax rate as compared to the Company’s expected tax rate of 27% was approximately $0.05 per share in the 2007 third quarter of which $0.02 per share relates to discrete tax matters in the quarter and $0.03 per share relates to a lower overall effective tax rate . Earnings per share including discontinued operations were $1.48 per share which includes the previously announced gain on the sale of the Company’s Power Quality businesses.

Attached is a reconciliation of adjusted diluted net earnings per share to diluted net earnings per share calculated according to GAAP, for the three and nine month periods ended September 28, 2007 and the comparable prior year periods.

Sales for the 2007 third quarter were $2.7 billion, 13.5% higher than the $2.4 billion reported for the 2006 third quarter.

Net earnings from continuing operations for the first nine months of 2007 were $894 million, or $2.75 per diluted share, compared with $789 million, or $2.45 per diluted share for the first nine months of 2006, an increase of 13%. Included in the diluted net earnings per share for the first nine months is approximately $0.02 per share related to the collection of indemnification proceeds related to a litigation matter in the second quarter of 2007. Absent this item, and absent the $0.03 per share gain related to the sale of an interest in First Technology PLC, certain tax reserve reductions of approximately $0.16 per share that both occurred in the first half of 2006, and the discrete tax benefit recorded in the third quarter of 2007 noted above, adjusted diluted net earnings per share for the first nine months of 2007 increased 21% over the comparable year to date 2006 measure. For the first nine months of 2007, earnings per share including discontinued operations were $3.22.

Sales for the first nine months of 2007 were $7.9 billion compared to $6.8 billion for the first nine months of 2006, an increase of 15.5%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are very pleased to announce a record third quarter and as expected we delivered sequential and year-over-year revenue growth and operating margin expansion as we continued to see strength across most of our businesses. We are making significant progress in both our core businesses, which grew 5% in the quarter, as well as our recently acquired businesses, where growth and cost savings initiatives continue to gain traction. We believe our businesses and end markets remain healthy and our outlook for the remainder of 2007 continues to be positive.”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Medical Technologies, Industrial Technologies, and Tools and Components (www.danaher.com).

Statements in this release that are not strictly historical, including statements regarding expectations for the balance of 2007 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, competition, our ability to develop and successfully market new products and technologies, our ability to expand our business in new geographic markets, our ability to identify, consummate and integrate appropriate acquisitions, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, economic conditions in the end-markets we sell into, commodity costs and surcharges, currency exchange rates, tax audits, and general domestic and international economic conditions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2006 Annual Report on Form 10-K and Third Quarter 2007 Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and the Company does not intend to update any forward-looking statement.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Sales	$2,731,151	$2,408,495	$7,884,740	$6,840,662

Operating costs and expenses:
Cost of sales	1,481,940	1,319,391	4,294,375	3,823,429
Selling, general and administrative expenses	655,116	584,561	1,943,919	1,645,434
Research and development expenses	131,161	118,680	384,842	330,175
Other (income) expense	—	(762)	(14,335)	(16,379)

Total operating expenses	2,268,217	2,021,870	6,608,801	5,782,659

Operating profit	462,934	386,625	1,275,939	1,058,003
Interest expense	(25,670)	(26,480)	(76,909)	(53,564)
Interest income	817	941	3,357	6,772

Earnings from continuing operations before income taxes	438,081	361,086	1,202,387	1,011,211

Income taxes	(103,580)	(97,110)	(308,614)	(222,014)

Earnings from continuing operations	334,501	263,976	893,773	789,197

Earnings from discontinued operations, net of income taxes	149,220	4,095	155,906	9,115

Net earnings	$483,721	$268,071	$1,049,679	$798,312

Earnings per share from continuing operations:
Basic	$1.08	$0.86	$2.88	$2.56

Diluted	$1.03	$0.82	$2.75	$2.45

Earnings per share from discontinued operations:
Basic	$0.48	$0.01	$0.50	$0.03

Diluted	$0.45	$0.01	$0.47	$0.03

Net earnings per share:
Basic	$1.56	$0.87	$3.38	$2.59

Diluted	$1.48	$0.83	$3.22	$2.48

Average common stock and common equivalent shares outstanding:
Basic	310,324	308,344	309,821	307,680
Diluted	328,136	325,738	327,941	324,595

See the accompanying Notes to Consolidated Condensed Financial Statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com)

Danaher Corporation

Supplemental Reconciliation of Adjusted Diluted Earnings Per Share from Continuing

Operations to Diluted Earnings Per Share from Continuing Operations

Three and Nine Months Ended September 28, 2007 and September 29, 2006

	Three Months Ended			Nine Months Ended
	September 28, 2007	September 29, 2006	% Change	September 28, 2007	September 29, 2006	% Change
Earnings from Continuing Operations per GAAP	$334,501	$263,976	26.5%	$893,773	$789,197	13.5%

After-tax gain on indemnity proceeds related to litigation matter ($12.5 million pre-tax)	—	—		(8,110)	—
After-tax gain on sale of securities acquired in connection with an unsuccessful acquisition bid
(First Technology - $14 million pre-tax)	—	—		—	(9,083)
Gains from net reduction in income tax reserves and discrete tax benefits	(6,413)	(437)		(6,413)	(52,603)

Adjusted Earnings from Continuing Operations	$328,088	$263,539	24.5%	$879,250	$727,511	21.0%

Diluted Earnings Per Share from Continuing Operations per GAAP	$1.03	$0.82	25.5%	$2.75	$2.45	12.0%

After-tax gain on indemnity proceeds related to litigation matter ($12.5 million pre-tax)	—	—		$(0.02)	—
After-tax gain on sale of securities acquired in connection with an unsuccessful acquisition bid
(First Technology - $14 million pre-tax)	—	—		—	(0.03)
Gains from net reduction in income tax reserves and discrete tax benefits	(0.02)	—		(0.02)	(0.16)

Adjusted Diluted Earnings Per Share from Continuing Operations	$1.01	$0.82	23.0%	$2.71	$2.26	20.0%

NOTE: In addition to the results provided in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided the non-GAAP measure of adjusted diluted earnings per share from continuing operations (the “non-GAAP measure”) which compares diluted net earnings per share from continuing operations for the three months and nine months ended September 28, 2007 to diluted earnings per share from continuing operations for the three months and nine months ended September 29, 2006 on a basis which:

•

In the 2007 period, excludes (1) the gain on indemnity proceeds received in connection with a litigation matter, and (2) gains related to a net reduction of income tax reserves and discrete tax benefits; and

•

In the 2006 period, excludes (1) gains related to a net reduction of income tax reserves and discrete tax benefits, and (2) gains related to the sale of securities acquired in connection with an unsuccessful acquisition bid.

The non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, diluted net earnings per share calculated according to GAAP. Danaher’s non-GAAP measure may be defined differently than similar non-GAAP measures that are used by other companies.

Danaher management believes that the non-GAAP measure reflects an additional way of viewing aspects of Danaher’s operations that, when viewed with and reconciled to the corresponding GAAP measure, provide a more complete understanding of Danaher’s performance compared to previous periods and forecasts, and helps identify underlying trends in Danaher’s business. The items that have been excluded from the non-GAAP measure are items that occur with inconsistent frequency and for reasons that may be unrelated to Danaher’s commercial performance during the period.

Danaher management references the non-GAAP measure in assessing current performance and making decisions about internal budgets, resource allocation and financial goals for its business units. Danaher management believes that the non-GAAP measure helps investors and others, if they so choose, in understanding and evaluating Danaher’s current operating performance and future prospects in the same manner as management does. In addition, Danaher believes that analysts and others in the investment community use the non-GAAP measure to assess Danaher’s performance, identify trends in Danaher’s performance and provide estimates of future performance.

A general limitation of the non-GAAP measure is that use of the non-GAAP measure (as compared to the related GAAP measure) may reduce comparability with other companies who may calculate similar non-GAAP measures differently. Another limitation of the non-GAAP measure is that it excludes items of income that affect Danaher’s operations and that may recur in the course of Danaher’s business (though at times and in amounts that may be difficult to predict). Danaher management compensates for these and other limitations of the non-GAAP measure by also considering Danaher’s financial results as determined in accordance with GAAP.